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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130241) pertaining to the 1999 Stock Option and Grant Plan, the 2005 Stock Incentive Plan and the 2005 Employee Stock Purchase Plan of NxStage Medical, Inc. of our reports dated March 14, 2007, with respect to the consolidated financial statements of NxStage Medical, Inc., NxStage Medical Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NxStage Medical, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.


/s/ Ernst & Young LLP

Boston, Massachusetts
March 14, 2007